Exhibit 99.1

KEN DENMAN JOINS OPENWAVE’S BOARD OF DIRECTORS

REDWOOD CITY, Calif. — April 27, 2004 — Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced that Ken Denman has been appointed to its board of directors.

Ken Denman has more than 20 years of experience in the telecommunications and IT industries and currently serves as chair of the board and chief executive officer of iPass, a leading provider of services and software which allow an enterprise’s mobile workers to connect easily and securely to their corporate networks. He has also held senior management positions in the wireless and broadband divisions of MediaOne, and US West Communications. Before joining iPass, Denman was founder and president of AuraServ Communications, a managed service provider of broadband voice and data applications.

iPass delivers enterprises simple, secure and manageable connectivity services for mobile workers as they move between office, home, and remote locations. iPass combines its global network of dial-up, Ethernet and the world’s largest Wi-Fi footprint with support for campus wireless LANs and home broadband connections to deliver a unified and comprehensive solution.

“With Ken’s experience in communications and most recently in the convergence of communications and software, Ken will be an important addition to our board of directors. Having lead iPass through ten quarters of continuous growth and overseeing that company’s move into wireless and broadband will be a tremendous asset to Openwave,” said Bernard Puckett, chairman of the board.

“Openwave holds a unique position in the industry as the worldwide leading supplier of software and services for wireless and wireline operators, “ said Denman. “This is an exciting time to be involved with Openwave as operators worldwide increasingly rely on the company’s software strength and expertise to gain further momentum with data services.”

Don Listwin, president and CEO of Openwave adds, “We look forward to Ken’s contributions, especially in the areas of technology strategy in the broadband and wireless markets.”

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

MEDIA CONTACT:

Michele Landry

Openwave Systems Inc.

650-480-4622

Michele.landry@openwave.com